EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-252525 and No. 333-270234) and Form S-3 (No. 333-263603) of Dream Finders Homes, Inc. of our report dated February 29, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Jacksonville, Florida
February 29, 2024